Exhibit 23.1b

Consent of Independent Registered Public Accounting Firm

Board of Directors

Cagle’s, Inc. and Subsidiary

Atlanta, Georgia

We consent to the inclusion of our report dated June 5, 2009, with respect to the consolidated balance sheets of Cagle’s, Inc. and Subsidiary as of March 28, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two years then ended, and schedule, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Cagle’s, Inc. and Subsidiary.

/s/FROST, PLLC

Certified Public Accountants

Little Rock, Arkansas

June 11, 2009